Exhibit 5

Anastasia D. Kelly
Senior Vice President,
General Counsel

Sears, Roebuck and Co.
3333 Beverly Road
Hoffman Estates, IL 60179

May 29, 2002

Sears Roebuck Acceptance Corp.
3711 Kennett Pike
Greenville, Delaware 19807

Sears, Roebuck and Co.
3333 Beverly Drive
Hoffman Estates, IL 60179

Ladies and Gentlemen:

        I am Senior Vice President and General Counsel of Sears, Roebuck and Co. ("Sears"). I have examined (i) Registration Statement No. 333-62847, as filed with the Securities and Exchange Commission on September 3, 1998 and as amended on September 11, 1998 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of $5,000,000,000 aggregate principal amount of debt securities (the "Debt Securities") of Sears Roebuck Acceptance Corp. ("SRAC") for several offerings to be made on a continuous or delayed basis pursuant to the provisions of Rule 415 under the Act; (ii) the final prospectus, dated May 21, 2002 (the "Prospectus"), relating to the offering and sale of Debt Securities, which is part of the Registration Statement, and the Prospectus Supplement, dated May 21, 2002 (the "Prospectus Supplement"), relating to the offering and sale of $1,000,000,000 aggregate principal amount of 7.00% Notes due June 1, 2032 (the "7.00% Notes") of SRAC; (iii) the Indenture dated as of May 15, 1995 between SRAC and JPMorgan Chase Bank (successor in interest to The Chase Manhattan Bank, N.A..), as Trustee, governing the Debt Securities (the "Indenture"); (iv) (a) the Pricing Agreement dated May 21, 2002 among SRAC, Sears, Morgan Stanley & Co. Incorporated, Bear, Stearns & Co. Inc. and Lehman Brothers Inc., as Representatives of the several Underwriters identified in Schedule I thereto, relating to the sale of the 7.00% Notes and (b) the Underwriting Agreement dated May 21, 2002 among SRAC, Sears, Morgan Stanley & Co. Incorporated, Bear, Stearns & Co. Inc. and Lehman Brothers Inc.; as Representatives of the several Underwriters identified in Schedule I to the Pricing Agreement, and (v) the form of the 7.00% Notes. I am familiar with the proceedings heretofore taken by SRAC in connection with the authorization, registration, issuance and sale of the Notes.

        I am of the opinion that the 7.00% Notes, when duly issued, executed, authenticated and delivered in the manner provided for in the Indenture and sold and paid for in accordance with the terms of the Pricing Agreement and the Underwriting Agreement, will be legally issued and will constitute valid and binding obligations of SRAC, enforceable against SRAC in accordance with their terms, except as the foregoing may be limited by bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and transfer or other similar laws affecting the enforcement of creditors' rights generally, and by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether such enforceability is considered in a proceeding in equity or at law). In giving the above opinion, I have relied, with their permission, on an opinion from Morris, Nichols, Arsht & Tunnell addressed to me and dated May 29, 2002.

        I consent to the incorporation by reference of this opinion into the Registration Statement and to the references to me in the Prospectus and Prospectus Supplement.
Very truly yours, /s/ Anastasia D. Kelly